DIAMANT ART CORPORATION
(Formerly A.R.T. International Inc.)
Consolidated Financial Statements
(Canadian Dollars)
November 30, 2006

DIAMANT ART CORPORATION
(Formerly A.R.T. International Inc.)

INDEX

November 30, 2006

PAGE

INDEPENDENT AUDITORS’ REPORT	1

FINANCIAL STATEMENTS

Consolidated Balance Sheets - Statement I	2

Consolidated Statements of Loss - Statement II	3

Consolidated Statements of Shareholders’ Deficiency – Statement III	4

Consolidated Statements of Cash Flows – Statement IV	5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	6 - 17

INDEPENDENT AUDITORS’ REPORT

To the Directors and Shareholders of
DIAMANT ART CORPORATION
(Formerly known as A.R.T. International Corporation)

We have audited the consolidated balance sheets of DIAMANT ART CORPORATION as at November 30, 2006 and 2005 and the consolidated statements of loss, shareholders’ deficiency and cash flows for each of the years ended November 30, 2006, 2005 and 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company, as at November 30, 2006 and 2005, and the results of its operations and cash flows for each of the years ended November 30, 2006, 2005 and 2004, in accordance with Canadian generally accepted accounting principles.

/s/ Danziger Hochman Partners LLP

Toronto, Ontario	Licensed Public Accountants
May 18, 2007

Comments by Auditors for U.S. Readers on Canada – United States Reporting Difference

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company’s ability to continue as a going concern, such as those described in Note 1 to the financial statements. Our report to the directors and shareholders dated May 18, 2007, is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditors’ report when these are adequately disclosed in the financial statements.

/s/ Danziger Hochman Partners LLP

Toronto, Ontario	Licensed Public Accountants
May 18, 2007

DIAMANT ART CORPORATION	Statement I
(Formerly known as A.R.T. International Corporation)
Consolidated Balance Sheets
As at November 30, 2006 and 2005
(Canadian Dollars)

	2006	2005

CURRENT
Cash	$20,917	$10,174
Accounts receivable	6,635	26,736
Inventories (note 3)	69,000	134,216
Prepaid expenses and deposits	12,143	10,648
	108,695	181,774
PROPERTY AND EQUIPMENT (note 4)	5,770	20,828
OTHER
Patents and art reproduction rights (note 1a)	-	-
	$114,465	$202,602

LIABILITIES
CURRENT
Accounts payable and accrued liabilities	$451,038	$487,130
Notes payable (note 5)	739,843	718,469
	1,190,881	1,205,599

SHAREHOLDERS’ DEFICIENCY
SHARE CAPITAL (note 7)
COMMON SHARES 910,610,914 (2005–543,610,914)	12,177,719	11,810,719
CLASS "C" COMMON SHARES 12,580,000; (2005 – Nil)	763,000	-
ADVANCE SHARE SUBSCRIPTIONS (note 6)	-	658,000
	12,940,719	12,468,719
CONTRIBUTED SURPLUS	11,775,000	11,775,000
DEFICIT – Statement III	(25,792,135)	(25,246,716)
	(1,076,416)	(1,002,997)
	$114,465	$202,602

Description of business and going concern (note 1) Commitment (note 9) Subsequent event (note 12)

APPROVED ON BEHALF OF THE BOARD

/s/ Michel Van Hereweghe, Director	/s/ Simon Meredith, Director

{See accompanying notes.}	Page 2

DIAMANT ART CORPORATION	Statement II
(Formerly A.R.T. International Corporation)
Consolidated Statements of Loss
For the Years Ended November 30, 2006, 2005 and 2004
(Canadian Dollars)

	2006	2005	2004

REVENUE	$12,167	$31,932	$62,066

COSTS OF GOODS SOLD	289,339	261,432	209,353

GROSS LOSS	(277,172)	(229,500)	(147,287)

Selling, general and administrative	227,448	223,218	211,813
Foreign exchange gain	(10,238)	(19,175)	(75,761)
Loan interest	35,979	40,955	41,045
Amortization	15,058	24,375	4,493

	268,247	269,373	181,590

NET LOSS FOR THE YEAR	($545,419)	($498,873)	($328,877)

NET LOSS PER COMMON
SHARE	$(0.001)	$(0.003)	$(0.020)

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES	698,687,695	171,894,325	16,623,078

{See accompanying notes.}	Page 3

DIAMANT ART CORPORATION	Statement III
(Formerly A.R.T. International Corporation)
Consolidated Statements of Shareholders’ Deficiency
For the Years Ended November 30, 2006, 2005 and 2004
(Canadian Dollars)

		Class "C"
	Common	Common	Contributed	Accumulated
	Shares	Shares	Surplus	Deficit

Balance, November 30, 2003	$10,502,167	$93,051	$11,775,000	($24,418,965)

Conversion of Class "C" shares to common shares	93,051	(93,051)	-	-
Stock dividend	1	-	-	(1)
Net loss	-	-	-	(328,877)

Balance, November 30, 2004	10,595,219	-	11,775,000	(24,747,843)

Issuance of Class "C" common shares	-	1,215,500	-	-
Conversion of Class "C" shares to common shares	1,215,500	(1,215,500)	-	-
Net loss	-	-	-	(498,873)

Balance, November 30, 2005	11,810,719	-	11,775,000	(25,246,716)

Issuance of Class "C" Common shares		1,130,000	-
Conversion of Class "C" shares to common shares	367,000	(367,000)	-
Net loss	-	-	-	(545,419)

Balance, November 30, 2006	$12,177,719	$763,000	$11,775,000	($25,792,135)

{See accompanying notes.}	Page 4

DIAMANT ART CORPORATION	Statement IV
(Formerly A.R.T. International Corporation)
Consolidated Statements of Cash Flows
For the Years Ended November 30, 2006, 2005 and 2004
(Canadian Dollars)

	2006	2005	2004

OPERATING ACTIVITIES
Net loss for the year	$(545,419)	$(498,873)	$(328,877)
Adjustment for item not affecting cash
Amortization	15,058	24,375	4,493

	(530,361)	(474,498)	(324,384)
Changes in non-cash working capital components
Accounts receivable	20,101	(18,181)	102
Inventories	65,216	(99,242)	13,471
Prepaid expenses and deposits	(1,495)	(273)	-
Accounts payable, accrued liabilities and
notes payable	(14,718)	(128,299)	(138,893)

CASH (USED IN) OPERATING ACTIVITIES	(461,257)	(720,493)	(449,704)

FINANCING ACTIVITIES
Proceeds from advance of share subscription	472,000	758,000	440,500

INVESTING ACTIVITIES
Purchase of property and equipment	-	(27,231)	-

NET INCREASE (DECREASE) IN CASH	10,743	10,276	(9,204)

CASH (INDEBTEDNESS), BEGINNING OF YEAR	10,174	(102)	9,102

CASH (INDEBTEDNESS), END OF YEAR	$20,917	$10,174	$(102)

Other cash flow information:
Conversion of share subscription to capital stock	$658,000	$475,500	$-

{See accompanying notes.}	Page 5

DIAMANT ART CORPORATION
(Formerly A.R.T. International Corporation)
Notes to the Consolidated Financial Statements
November 30, 2006, 2005 and 2004
(Canadian Dollars)

1.      DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND GOING CONCERN

The Company was incorporated in Canada on June 24, 1986 under the Ontario Business Corporations Act. The Company operates two business segments.

a)    The Company manufactures replications of oil paintings using a proprietary process, whereby the brush strokes and surface texture of the original paintings are reproduced by molding a plastic sheet and fusing it to a canvas backing. The replications are marketed as Artagraphs and have been sold through a variety of distribution channels. Currently, the Company is totally reliant on the efforts of third parties to market and sell the Artagraph product line.

b)    The Company secured a five-year agreement for the exclusive marketing and distribution rights to Diamant Film, a proprietary non-PVC plastic stretch film. The stretch film can be utilized in a number of markets including the food and drug, and also as a pallet wrapping. The applicable territories the Company acquired exclusivity in are: Canada, Bahamas, Mexico, the United States of America, South Korea and the Territory of The Peoples Republic of China.

c)    Through its subsidiary, Bio-Plastics Inc., the Company is exploring sources of bio-gradable technology for plastic products. When Bio-Plastics Inc. locates a prospective source of such technology, it seeks to negotiate rights to commercialize the technology including the right to establish production agreements with third-party plastics manufacturers.

These consolidated financial statements have been prepared in accordance with Canadian GAAP and reflect the accounts of the Company and its wholly-owned subsidiaries, Diamant Film Inc. and Bio-Plastics Inc., which were incorporated in March 2004 and September 2005, respectively. All intercompany transactions and balances have been eliminated on consolidation.

Going Concern

The financial statements of the Company have been prepared on a going concern basis which contemplates the realization of assets and discharge of obligations in the normal course of business as they come due. No adjustments have been made to assets or liabilities in these financial statements should the Company not be able to continue normal business operations.

The Company has incurred several years of losses and, during 2006, utilized $461,257 (2005 - $720,493) of cash in operations. At November 30, 2006, the Company reported a deficit of $25,792,135 (2005 - $25,246,716) and continues to expend cash amounts that significantly exceed revenues. These conditions cast substantial doubt as to the ability of the Company to continue in business and meet its obligations as they come due.

DIAMANT ART CORPORATION
(Formerly A.R.T. International Corporation)
Notes to the Consolidated Financial Statements
November 30, 2006, 2005 and 2004
(Canadian Dollars)

1.      DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND GOING CONCERN (continued)

The Company’s continuance as a going concern is dependent on the success of the efforts of its directors and principal shareholders in providing financial support in the short term, the success of the Company in raising additional long-term financing either from its own resources or from third parties, and the Company achieving profitable operations. In the event that such resources are not secured, the assets may not be realized or liabilities discharged at their carrying amounts, and differences from the carrying amounts reported in these financial statements could be material.

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a)     Inventories

Inventories are valued at the lower of cost and market value. Cost is determined on a first-in, first-out basis. Periodically the Company evaluates its levels of carried inventories for obsolescence and slow-moving products and, where appropriate, books an inventory loss-allowance to write-down its inventory book values to cover anticipated losses.

b)     Property and Equipment

Property and equipment are recorded at cost less provision for amortization and impairment where indicated. Amortization is provided over the useful lives of these assets calculated as follows:

Equipment, furniture and fixtures	20% declining basis
Website	50% straight line

During fiscal 2006, the Company determined that its production line cooling equipment was not in operating condition. All the Company’s production equipment had previously been fully depreciated.

c)     Other Assets

Patents and art reproduction rights are recorded at cost and are fully amortized.

In the past, at each balance sheet date, the Company reviewed the remaining benefit associated with the Artagraph patents to ensure that the Company would generate sufficient undiscounted cash flows to recover their carrying costs. In accordance with this policy, all patents at November 30, 1998 were written down to $1.

DIAMANT ART CORPORATION
(Formerly A.R.T. International Corporation)
Notes to the Consolidated Financial Statements
November 30, 2006, 2005 and 2004
(Canadian Dollars)

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Effective November 30, 2005, the Company determined that there is no reasonable basis of recovering its Artagraph patents since the Company remains delinquent on paying periodic patent fees. Similarly, the Company cannot sell product subject to reproduction rights fees, because the subject fees make any selling opportunity commercially unviable. Accordingly, the recorded balances, net $1, of cost and amortization were written off at November 30, 2005.

d)     Foreign Currency Translation

Monetary assets and liabilities of the Company arising in foreign currencies are translated at exchange rates prevailing at the balance sheet date. All other assets, liabilities, revenues and expenses arising in foreign currencies are translated at the exchange rates prevailing at the dates of transactions. The resulting gains or losses on foreign exchange are included in the results of operations for the year.

e)     Taxes Payable

Income taxes are recorded using the liability method. Future income and deduction amounts arise due to temporary differences between the accounting and income tax bases of the Company’s assets and liabilities. Future income tax assets and liabilities are measured using substantively enacted income tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on future income tax assets and liabilities of a change in income tax rates is recognized in the period that includes the date of substantive enactment. Valuation allowances are provided to the extent that realization of such benefits is considered to be more unlikely than not.

f)     Revenue Recognition

Revenues and cost of sales are recognized as title to products and materials passes to the customer. Title passes when the product is shipped to the customer according to the terms and conditions specific on the invoice (e.g., "free on board," "at the Company’s premises").

g)     Fair Value of Financial Instruments

In management’s opinion, the carrying values of cash, accounts receivable and accounts payable and accrued liabilities approximate fair value due to the short-term nature of these instruments. The carrying value of long-term debt approximates fair value as the interest rates on these instruments are similar to rates estimated to be currently available for instruments of similar terms and maturities.

DIAMANT ART CORPORATION
(Formerly A.R.T. International Corporation)
Notes to the Consolidated Financial Statements
November 30, 2006, 2005 and 2004
(Canadian Dollars)

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

h)       Use of Estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenue and expenses during the year. Actual results could differ from those estimates.

i)       Loss Per Share

Basic loss per share is calculated on the weighted average number of common shares outstanding during the year.

j)         New Accounting Pronouncements

Financial instruments – recognition and measurement - In 2005, the Canadian Institute of Chartered Accountants ("CICA") released Handbook Section 3855, "Financial Instruments – Recognition and Measurement," effective for annual and interim periods beginning on or after October 1, 2006. This new section prescribes when a financial instrument is to be recognized on the balance sheet and at what amount; sometimes using fair value and other times using cost-based measures. It also specifies how financial instrument gains and losses are to be presented and defines financial instruments to include accounts receivable and payable, loans, investments in debt and equity securities, and derivative contracts. The Company does not expect the adoption of this standard to have a material effect on its consolidated results of operations or financial position.

Comprehensive income and equity - In 2005, the CICA released Handbook Section 1530, "Comprehensive Income," and Section 3251, "Equity," effective for annual and interim periods beginning on or after October 1, 2006. Section 1530 establishes standards for reporting comprehensive income. The section does not address issues of recognition or measurement for comprehensive income and its components. Section 3251 establishes standards in addition to Section 1530. The Company does not expect the adoption of these standards to have a material effect on its consolidated results of operations or financial position.

Accounting changes - In 2006, the CICA released Handbook Section 1506, "Accounting Changes," effective for fiscal years beginning on or after January 1, 2007. The Section establishes standards and new disclosure requirements for the reporting of changes in accounting policies and estimates and the reporting of error corrections. It clarifies that a change in accounting policy can be made only if it is a requirement under Canadian Generally Accepted Accounting Principals or if it provides reliable and more relevant financial statement information. Voluntary changes in accounting policies require retrospective application of prior period financial statements, unless the retrospective effects of the changes are impracticable to determine, in which case the retrospective application may be limited to the assets and liabilities of the earliest period practicable, with a corresponding adjustment made to opening retained earnings.

DIAMANT ART CORPORATION
(Formerly A.R.T. International Corporation)
Notes to the Consolidated Financial Statements
November 30, 2006, 2005 and 2004
(Canadian Dollars)

3.      INVENTORIES

Inventories comprise the following:

	2006	2005

Finished goods, non-PVC stretch film	$138,725	$134,216
Obsolescence allowance	(69,725)	-

	$69,000	$134,216

Effective November 30, 2006, the Company has determined that certain lines of its proprietary non-PVC plastic stretch film, that were primarily purchased in 2005 to provide initial samples and sales orders, have surplus quantities and that current purchases of non-PVC plastic stretch film contain modifications to improve performance on mechanized product packing lines. The Company has determined that the earlier-purchased product will likely be sold at a significant sales discount. Accordingly, the Company has recorded a loss allowance of $69,725 (2005 - $NIL) which is equivalent to a 50% write-down and includes all associated inventories of packaging materials.

At November 30, 2005, due to the uncertainty that the Company can sell the Artagraph product in the normal course of business, the Company wrote off the balance of finished goods and raw materials inventories.

4.       PROPERTY AND EQUIPMENT

		2006		2005
		Accumulated	Net Book	Net Book
	Cost	Amortization	Value	Value
Equipment, furniture and fixtures	$117,057	$111,287	$5,770	$7,213
Website	27,231	27,231	-	13,615
	$144,288	$138,518	$5,770	$20,828

DIAMANT ART CORPORATION
(Formerly A.R.T. International Corporation)
Notes to the Consolidated Financial Statements
November 30, 2006, 2005 and 2004
(Canadian Dollars)

5.      NOTES PAYABLE

The notes payable bear non-compound interest at 10% per annum and are secured by a general security agreement over all the assets of the Company.

As the Company has not made timely principal or interest payments, the notes are considered to be in default. Under the terms of the original security agreement, the notes payable shall, at the option of the lenders, become immediately due and payable without notice or demand.

	2006	2005

Principal	$360,395	$367,574
Accrued interest	379,448	350,895

	$739,843	$718,469

6.       ADVANCE SHARE SUBSCRIPTIONS

The Company accumulates advances of share subscriptions received under its Regulation "S" offerings until the subject offerings are closed. Under the subscription agreement terms, cash proceeds received are not subject to escrow pending receipt of any minimum proceeds. All cash received by the Company is immediately available for use by the Company. Any subscriptions advanced to the Company are reported as advance share subscriptions until such time as the Company closes off subscriptions and issues the shares.

Balance, November 30, 2004	$1,115,500
Advances	758,000
Issuance of Class "C" shares	(1,215,500)
Balance, November 30, 2005	658,000
Advances	472,000
Issuance of Class "C" common shares	(1,130,000)
Balance, November 30, 2006	$-

DIAMANT ART CORPORATION
(Formerly A.R.T. International Corporation)
Notes to the Consolidated Financial Statements
November 30, 2006, 2005 and 2004
(Canadian Dollars)

7.      SHARE CAPITAL

a)     Authorized

The shareholders have authorized an unlimited number of Class "B" preference shares. These shares are non-voting, retractable at the option of the Company at the amount paid up thereon and have a non-cumulative preferential dividend of $0.10 per share in priority to all other shares of the Company. In the event of dissolution, these shares are entitled to receive the greater of $1.00 per share or the amount paid up thereon in priority to all other shares of the Company. No Class "B" shares have been issued;

The shareholders have authorized an unlimited number of Class "C" common shares. Each Class "C" common share has 100 votes and a non-cumulative dividend right of $0.01 which is payable only in the event that the annual dividends required in respect of the senior shares of the Company, including Class "B" preference shares and common shares, have been paid. Each Class "C" share is convertible, at the option of the holder, into common shares of the Company. In the event of dissolution, these shares are entitled to receive the greater of $0.01 per share or the amount paid up thereon in priority to the common shares and no share of any further distribution; and

The shareholders have authorized an unlimited number of common shares with no par value.

b)     Issued

Common shares

Outstanding shares at November 30, 2004	80,510,914
Share converted from Class "C" common shares	463,100,000
Outstanding shares at November 30, 2005	543,610,914
Share converted from Class "C" common shares	367,000,000
Outstanding shares at November 30, 2006	910,610,914

Class "C" common shares

Outstanding shares at November 30, 2004	-
Shares issued from treasury	4,631,000
Shares converted into common shares	4,631,000
Outstanding shares at November 30, 2005	-
Shares issued from treasury	16,250,000
Shares converted into common shares	3,670,000
Outstanding shares at November 30, 2006	12,580,000

DIAMANT ART CORPORATION
(Formerly A.R.T. International Corporation)
Notes to the Consolidated Financial Statements
November 30, 2006, 2005 and 2004
(Canadian Dollars)

7.      SHARE CAPITAL (continued)

On January 12, 2005, the Company closed a Regulation "S" offering, under which the Company had sold 231,000 restricted shares of Class "C" common stock. The consideration received by the Company for the sale of the shares was a total of $115,500, cash.

On February 25, 2005, the Company closed a second Regulation "S" offering, under which the Company had sold 4,400,000 restricted shares of Class "C" common shares. The consideration received for the sale of these shares was a total of $1,100,000, cash.

During the period ending November 30, 2005, shareholders of 4,631,000 Class "C" common shares converted their holdings into 463,100,000 common shares.

On December 19, 2005 the Company closed a Regulation "S" offering, under which the Company had sold 5,000,000 restricted shares of Class "C" common stock. The consideration received by the Company for the sale of the shares was a total of $500,000, cash.

On February 23, 2006 the Company closed a second Regulation "S" offering, under which the Company had sold 3,000,000 restricted shares of Class "C" common shares. The consideration received for the sale of these shares was a total of $300,000, cash.

On November 30, 2006 the Company closed a second Regulation "S" offering, under which the Company had sold 8,250,000 restricted shares of Class "C" common shares. The consideration received for the sale of these shares was a total of $330,000, cash.

During the period ending November 30, 2006, shareholders of 3,670,000 Class "C" common shares converted their holdings into 367,000,000 common shares.

8.      INCOME TAXES

The Company has tax non-capital loss carryforwards of approximately $3,232,985. If unused, the tax losses will expire as follows:

2007	$534,508
2008	481,938
2009	488,555
2010	285,710
2014	397,982
2015	498,873
2016	545,419
$3,232,985

DIAMANT ART CORPORATION
(Formerly A.R.T. International Corporation)
Notes to the Consolidated Financial Statements
November 30, 2006, 2005 and 2004
(Canadian Dollars)

8.      INCOME TAXES (continued)

The Company’s computation of income tax recoverable is as follows:

	2006	2005	2004
Loss before income taxes	($545,419)	($498,873)	($328,877)
Statutory income tax rate	36.12%	36.12%	36.12%
Income tax recovery at statutory rate	(197,005)	(180,193)	(118,790)
Valuation allowance	197,005	180,193	118,790
Income tax expense	$-	$-	$-
Components of the Company’s net future income tax assets are:
Non capital losses ($3,232,985 X 0.3612)	$1,167,754	$1,002,783	$986,126
Valuation allowance	(1,167,754)	(1,002,783)	(986,126)
Net future income tax asset	$-	$-	$-

9.      LEASE COMMITMENT

Under a long-term lease expiring January 31, 2009, the Company is obligated for minimum future lease payments, net of occupancy costs, for office, showroom and factory premises as follows:

Fiscal Year Ending	Amount
2007	$ 84,107
2008	87,025
2009	14,585
$185,716

10.    COMPARATIVE FIGURES

Prior year figures have been reclassified, where necessary, to conform to the current financial statement presentation.

DIAMANT ART CORPORATION
(Formerly A.R.T. International Corporation)
Notes to the Consolidated Financial Statements
November 30, 2006, 2005 and 2004
(Canadian Dollars)

11.    DIFFERENCES BETWEEN CANADIAN AND UNITED STATES ACCOUNTING PRINCIPLES

This reconciliation only covers measurement issues and not disclosure issues pursuant to the rules and regulations of the Securities and Exchange Commission.

The consolidated financial statements of the Company for the years ended November 30, 2006, 2005 and 2004 have been prepared in accordance with generally accepted accounting principles as applied in Canada ("Canadian GAAP"). In the following respects, generally accepted accounting principles as applied in the United States ("U.S. GAAP") differ from those applied in Canada.

The significant adjustments which are described below would be required in a consolidated financial statement to comply with U.S. GAAP.

a)      In prior years, issue costs of the shares following Canadian GAAP were treated as a reduction of capital. These principles differed from U.S. GAAP permitted share issuance costs to be treated as an expense in the period.

b)      Foreign exchange gains (losses) following Canadian GAAP are treated as a recovery of expenses in the period they are incurred. Following U.S. GAAP, foreign exchange gains (losses) would be recorded through comprehensive income in the equity section of the balance sheet.

The effect of such differences on the Company’s balance sheets and statements of loss would be as follows:

		2006	2005	2004

a)	Capital stock – Canadian GAAP	$12,940,719	$11,810,719	$10,595,218
	Share issue cost	2,041,543	2,041,543	2,041,543

	Capital stock – U.S. GAAP	$14,982,262	$13,852,262	$12,636,761

b)	Accumulated deficit – Canadian GAAP	$25,792,135	$25,246,716	$24,747,843
	Share issue cost	2,041,543	2,041,543	2,041,543

	Accumulated deficit – U.S. GAAP	$27,833,678	$27,288,259	$26,789,386

c)	Comprehensive income – U.S. GAAP	$269,862	$250,687	$174,926
	Comprehensive income – Canadian GAAP	-	-	-
	Foreign exchange gain	10,238	19,175	75,761

	Comprehensive income – U.S. GAAP	$280,100	$269,862	$250,687

DIAMANT ART CORPORATION
(Formerly A.R.T. International Corporation)
Notes to the Consolidated Financial Statements
November 30, 2006, 2005 and 2004
(Canadian Dollars)

11.      DIFFERENCES BETWEEN CANADIAN AND UNITED STATES ACCOUNTING PRINCIPLES (continued)

Statement of Loss	2006	2005	2004

Net loss – Canadian GAAP	($545,419)	($498,873)	($328,877)
Foreign exchange gain	10,238	19,175	75,761

Net loss – U.S. GAAP	($555,657)	($518,048)	($404,638)

Net loss per share – U.S. GAAP	($0.001)	($0.003)	($0.024)

Contributed Surplus

There is a difference between U.S. GAAP and Canadian GAAP for contributed surplus with respect to terminology. Under U.S. GAAP, contributed surplus is called, "additional paid in capital."

Accounting For Future (Deferred) Income Taxes

The significant differences between U.S. GAAP and Canadian GAAP in the accounting for future income taxes relate to the treatment of proposed changes in income tax rates and terminology. Under Canadian GAAP, future income tax assets and liabilities are measured using substantively enacted tax rates and laws expected to apply when the differences between the accounting basis and tax basis of assets and liabilities reverse. Under U.S. GAAP, future income tax assets and liabilities are called deferred income tax assets and liabilities and are measured using only currently enacted tax rates and laws. As at November 30, 2006, 2005 and 2004, the difference in rate determination did not result in any adjustment from Canadian to U.S. GAAP since any deferred tax assets were not considered more likely than not to be realized and, accordingly, a full valuation allowance was recorded on such assets.

12.    SUBSEQUENT EVENT

Subsequent to November 30, 2006, the Company completed one Regulation "S" offering. The Regulation "S" offering closed on March 26, 2007 and was for 16,000,000 restricted Class "C" common shares for consideration of $160,000 (or $0.01 per share) cash. The restricted Class "C" common shares are convertible at the owners’ option into one hundred restricted common shares, subject to the Regulation "S" hold period.

Subsequent to November 30, 2006, certain shareholders of Class "C" common shares converted 8,380,000 Class "C" common shares to 838,000,000 common shares.

DIAMANT ART CORPORATION
(Formerly A.R.T. International Corporation)
Notes to the Consolidated Financial Statements
November 30, 2006, 2005 and 2004
(Canadian Dollars)

13.    RELATED PARTY TRANSACTIONS

In November 1994, the Company entered into a five-year services agreement with The Merrick Group Limited ("Merrick"), a company beneficially owned by the President and Chief Operating Officer. Under the terms of the contract, the President provides management services to the Company for up to 100 hours per month. The agreement has lapsed and services continue under a month-to-month basis. During the year ended November 30, 2006, the Company paid $39,000 (2005 - $39,000) to Merrick. At the year end November 30, 2006, the Company owed Merrick $16,595 (2005 - $55,595).

The Company’s wholly-owned subsidiary, Diamant Film Inc., has a month-to-month agreement with Technopac 2000 Inc., a company beneficially owned by the President of Diamant Film Inc. Under the terms of the agreement, the President provides marketing services. During the year ended November 30, 2006, the subsidiary paid Technopac $Nil (2005 - $60,000). Approved out-of-pocket costs incurred by the President, relating to travel and marketing, are reimbursed by the subsidiary.

14.    SEGMENTED INFORMATION

The Company operates in two business segments: fine art reproductions marketed as Artagraphs; and, the Company has acquired exclusive marketing and distribution rights to a bio-degradable plastic wrap used primarily in the pallet-wrap business.

Sales revenues of the Company originate from the sale of Artagraphs of $9,803 and from the sales of Diamant Film of $2,364 (2005 - $31,932 and $Nil; 2004 - $62,066 and $Nil, respectively).

The Diamant Film and Bio-Plastic businesses are in a pre-marketing stage, providing samples to prospective customers in the wholesale food and packaging industries respectively. Total operating costs of Diamant Film, relating to marketing expenses and samples cost were approximately $163,000 (2005 - $190,000; 2004 - $94,000).

INDEPENDENT AUDITORS' REPORT

To the Directors and Shareholders of
DIAMANT ART CORPORATION
(Formerly known as A.R.T. International Corporation)

We have audited the consolidated balance sheets of DIAMANT ART CORPORATION as at November 30,2006 and 2005 and the consolidated statements of loss, shareholders' deficiency and cash flows for each of the years ended November 30,2006,2005 and 2004. These financial statements are the responsibility of | the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of | material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company, as at November 30,2006 and 2005, and the results of its operations and cash flows for each of the years ended November 30, 2006, 2005 and 2004, in accordance with Canadian generally accepted accounting principles.

Licensed Public Accountants

Toronto, Ontario
May 18, 2007

Comments by Auditors for U.S. Readers on Canada - United States Reporting Difference

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue as a going concern, such as those described in Note 1 to the financial statements. Our report to the directors and shareholders dated May 18, 2007, is expressed in accordance with Canadian reporting standards which do not permit a reference to such events [ and conditions in the auditors' report when these are adequately disclosed in the financial statements.

Licensed Public Accountants

Toronto, Ontario
 May 18, 2007

Chartered Accountants i Advisors
202 Bentworth Ave., Toronto ON M6A 1P8 T 416 730.8050 F 416 730.8382 W dhpartners.ca

May 29,2007

Board of Directors Diamant
Art Corporation 5-7100
Warden Avenue
Markham, Ontario L3R8B5

Dear Sirs:

We consent to the incorporation by reference in the Registration Statement on Form 20-F (No. 000-16008) of Diamant Art Corporation of our report dated May 18, 2007 relating to the consolidated financial statements for the year ended November 30, 2006 which appears in this Form 20-F.

Yours very truly,

Brian Hochman

Chartered Accountants | Advisors 202 Bentworth Ave., Toronto ON M6A 1 P8 T 418 730,8050 F 416 730.8382 W dhpartners.ca